REALTY CAPITAL INCOME FUNDS TRUST

CODE OF ETHICS

1.	GENERAL

This Code of Ethics (the “Code”) of the Realty Capital Income Funds Trust (the “Trust”) is adopted pursuant to the requirements Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Board of Trustees (the “Board”) of the Trust and shall apply to each series (each, a “Fund,” and, collectively, the “Funds”) of shares of the Trust now in existence or hereafter created.

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 (the “Rule”) requires each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent its Access Persons (as defined below) from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Among other things, the Rule requires board oversight of personal trading practices, reporting of Access Persons’ securities trading and preclearance of purchases of initial public offerings and private placements by Access Persons. Under the Rule, the Trust provides to the Board annually a written report that (i) describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed and (ii) certifies to the Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.	STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

Under Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person of a registered investment company or its investment advisers or principal underwriter, and certain other affiliated persons of such entities, in connection with the purchase or sale, directly or indirectly, by such person of a security (as defined below) “held or to be acquired” by such investment company, to:

(i) employ any device, scheme or artifice to defraud such investment company; or

(ii) make to such investment company any untrue statement of a material fact or to omit to state to the investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

(iii) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the investment company; or

(iv) engage in any manipulative practice with respect to the investment company.1

Fiduciary Standards. The Code is based on the fundamental principle that the Trust must put shareholders’ interests first. In addition, the underlying general principles of this Code are that Access Persons, in conducting their personal securities transactions, (i) owe a fiduciary duty Trust shareholders and at all times have a duty to place the interests of such shareholders ahead of their personal interests; (ii) are obligated to conduct all personal securities transactions in accordance with this Code and in a manner so as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility, and any appearance of such conflict of interest or abuse of position; and (iii) should not take inappropriate advantage of their positions.

Compliance with Applicable Federal Securities Laws. The Trust also establishes certain standards of business conduct, including the following: (i) comply with applicable federal securities laws, including the 1940 Act; (ii) reasonably prevent access to material non-public information about securities recommendations, holdings and transactions by persons who do not need such information to perform their duties; (iii) require all Access Persons to periodically report, and the Trust’s Chief Compliance Officer (the “CCO”) to review, their personal securities transactions and holdings; (iv) report any violations of this Code promptly to the CCO; and (v) provide each of the Access Persons with a copy of this Code and any amendments and require them to sign a written acknowledgment of their receipt of same.

3.	DEFINITIONS

The following definitions apply for purposes of the Code:

1. “1940 Act” means the Investment Company Act of 1940, as amended.

2. “Access Person” means each trustee, manager, Advisory Person (as defined below) or officer of the Trust or the Adviser.

The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an adviser, distributor, sub-administrator or sub-adviser (or affiliate of any of the foregoing), which contains provisions that comport with Rule 17j-1 under the 1940 Act, and which has been submitted to the Board .

1 Intentionally inducing or causing the Trust to take action or fail to take action for the purpose of achieving a personal benefit rather than to benefit the Fund violates the Code. Examples of this violation include: (i) causing any Fund of the Trust to purchase a Covered Security owned by the individual for the purpose of supporting or increasing the price of the Security; and (ii) causing any Fund of the Trust to refrain from selling a Covered Security in an attempt to protect the value of the individual’s investment (such as an outstanding option). Using actual knowledge of transactions for any Fund of the Trust to profit by the market effect of such transactions shall be a violation of this Code.

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3. “Acquisition” or “Acquire” includes any purchase or the receipt of any gift or bequest of any Covered Security.

4. “Adviser” means National Fund Advisors, LLC.

5. “Advisers Act” means the Investment Advisers Act of 1940, as amended.

6. “Advisory Person” means: (i) any trustee, manager, officer or employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

The defined term “Advisory Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an adviser, distributor, sub-administrator or sub-adviser (or affiliate of any of the foregoing), which contains provisions that comport with Rule 17j-1 under the 1940 Act, and which has been submitted to the Board.

7. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans

8. “Beneficial Ownership” is interpreted as it is under Section 16 of the 1934 Act and Rule 16a-1(a)(2) thereunder. A person is generally deemed the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, beneficial ownership includes the accounts of a spouse, minor children, relatives resident in the person’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides the person with sole or shared voting or investment power.

9. “Board” means the Board of Trustees of the Trust.

10. “Chief Compliance Officer (“CCO”)” means the person(s) charged with the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities of persons covered by this Code. The term relates to the Chief Compliance Officer of the Trust (or that person’s designee if the compliance person is absent or unavailable).

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11. “Code” means this Code of Ethics.

12. “Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

13. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include the following: (i) securities issued by the government of the United States or by federal agencies and which are direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of unaffiliated open-end management investment companies registered under the 1940 Act.

The defined term “Covered Security” shall include shares of exchange-traded funds registered with the SEC under the 1940 Act as either an open-end management company or as a unit investment trust.

14. “Covered Security held or to be acquired” by the Trust means (i) any Covered Security which, within the most recent fifteen (15) days, (a) is or has been held by any Fund, or (b) is being or has been considered for purchase by any Fund; and (ii) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (i) of the definition.

15. A Covered Security is “being purchased or sold” by any Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Fund until the time when such program has been fully completed or terminated.

16. A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security for the Trust is made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

17. “Federal Securities Laws” means the Securities Act of 1933, as amended (the “1933 Act”); the 1934 Act; the Sarbanes-Oxley Act of 2002; the 1940 Act; the Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of these statutes; the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury

18. “Fund” means any series of the Trust.

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19. “Independent Trustee” means a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

20. “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

21. “Investment Personnel” (or, singularly, an “Investment Person”) means: (i) all Access Persons who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to the Trust (or any Fund); (ii) all Access Persons who, in connection with their regular functions or duties, make or participate in making any recommendations regarding the purchase or sale of any security or other investment by the Trust (or any Fund); and (iii) any natural person who controls the Trust, or the Adviser who obtains information concerning recommendations made to or by the Trust with respect to the purchase or sale of a security or other investment by any Fund. The Adviser’s CCO will retain a current list of Investment Personnel.

22. The defined term “Investment Personnel” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an adviser, distributor, sub-administrator or sub-adviser (or affiliate of any of the foregoing), which contains provisions that comport with Rule 17j-1 under the 1940 Act, and which has been submitted to the Board.

23. “Material Non-Public Information” means: (i) information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business; and (ii) information is considered “non-public” when it has not been effectively disseminated to the public. Information found in reports filed with the SEC or appearing in publications of general circulation would be considered public information.

24. “Purchase or sale of a Covered Security” includes, among other things, the purchase or sale of a put or call option on a Covered Security.

25. “Reportable Fund” means: (i) any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or (ii) any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Adviser.

26. The “Restricted Period” is the number of days before or after a Security is being purchased or sold by the Trust or a Fund during which, subject to an exception under the particular circumstances made by the CCO in his or her discretion, no Advisory Person may purchase or sell, directly or indirectly, any security in which he or she had or by reason of such transaction acquires any Beneficial Ownership

27. “Security” has the same definition as in Section 2(a)(36) of the 1940 Act.

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28. “Trust” means the Realty Capital Income Funds Trust or each of its separate investment Funds.

4.	LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

1. Trading Restrictions for Access Persons. Each Access Person covered by this Code (other than the Trust’s Independent Trustees) shall be subject to the trading restrictions identified below.

i. Accounts Include Family Members and Other Accounts. Accounts of Access Persons include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion (other than accounts managed by the Adviser).

ii. Restrictions on Purchases and Sales. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she actually knows or should have known at the time of such purchase or sale: (a) is being considered for purchase or sale by any Fund; or (b) is then being purchased or sold by any Fund.

iii. Restrictions on Related Securities. The restrictions and procedures applicable to the transactions in Covered Securities by Access Persons set forth in this Code shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by a Fund. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security is treated as if it is the underlying security for the purpose of the pre-clearance procedures described herein.

iv. Material Non-Public Information. No Access Person may disclose or use Material Non-Public Information about any issuer of Securities, whether or not such Securities are held in client accounts or suitable for inclusion in such accounts, for personal gain or on behalf of a client. Any Access Person who believes he or she is in possession of such information must contact the Trust’s CCO immediately to discuss the information and the circumstances surrounding its receipt. (Refer to the Trust’s Insider Trading Policies and Procedures attached hereto for more information.)

Access Persons have an affirmative duty to bring suitable Covered Securities to the attention of Investment Personnel. The intentional failure to recommend a suitable Security to, or the failure to purchase a Security for, any Fund of the Trust for the purpose of avoiding the appearance of conflict with respect to a personal transaction security may be considered a violation of this Code.

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2. Additional Trading Restrictions for Advisory Persons and Investment Personnel. In addition to the restrictions described in Section 4.1 above, each Advisory Person and Investment Person covered by this Code shall be subject to the trading restrictions identified below.

i. Preclearance. All Advisory Persons and Investment Personnel must obtain approval from the CCO prior to purchasing any securities in the types of offering described in Sections 2.ii and 2.iii below. At the time of requesting preclearance, the Advisory Person or Investment Person must provide a complete description of the security and the nature of the transaction. Approval of a transaction, once given, is effective only for the business day on which approval was requested or until the Advisory Person or Investment Person discovers that the information provided at the time the transaction was approved is no longer accurate. If the Advisory Person or Investment Person decides not to execute the transaction on the day preclearance approval is given, or the entire trade is not executed, the Advisory Person or Investment Person must request preclearance again at such time as he or she decides to execute the trade.

Advisory Persons and Investment Personnel may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought. It is not sufficient for an Advisory Person or Investment Person to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the Advisory Person or Investment Person has a present intention to effect a transaction at such price. Consistent with the foregoing, an Advisory Person or Investment Person may not simultaneously request preclearance to buy and sell the same security.

ii. Private Placements. Advisory Persons and Investment Personnel purchases and sales of “private placement” securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the CCO. No Advisory Person or Investment Person may engage in any such transaction unless the CCO has determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of the Fund(s).

If, after receiving the required approval, an Advisory Person or Investment Person has any material role in the subsequent consideration by any Fund of an investment in the same or affiliated issuer, the Advisory Person or Investment Person must disclose his or her interest in the private placement investment to the CCO and to his or her supervisor. The decision to have a Fund purchase securities of that issuer must be independently reviewed and authorized by the most senior person in the department.

iii. Initial Public Offerings. The purchase by an Advisory Person or Investment Person of securities offered in an initial public offering must be precleared.

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3. Additional Trading Restrictions for Investment Personnel. In addition to the restrictions described in Sections 4.1 and 4.2 above, each Investment Person covered by this Code will be subject to the following restrictions:

i. Notification. An investment person must notify the CCO of any intended transactions in a security for his or her own personal account or related accounts that is owned or contemplated for purchase or sale by a Fund for which the Investment Person has investment authority.

ii. Restricted Periods. An Investment Person may not buy or sell a security within 7 calendar days either before or after a purchase or sale of the same or related security by a Fund for which the person has investment authority. For example, if a Fund trades a security on day 0, day 8 is the first day the manager or analyst of that Fund may trade the security for his or her own account. An Investment Person’s personal trade, however, shall have no affect on the Fund’s ability to trade. For example, if within the 7 day period following his or her personal trade, an Investment Person believes that it is in the best interests of the Fund for which he or she has investment authority to purchase or sell the same security on behalf of the Fund, the trade should be done for the Fund, and an explanation of the circumstances must be provided to the CCO.

iii. Establishing Positions Counter to Fund Positions. No Investment Person may establish a long position in his or her personal account in a security if the Fund for which he or she has investment authority maintains a position that would benefit from a decrease in the value of such security. No Investment Person may purchase a put option or write a call option where a Fund for which such person has investment authority holds a long position in the underlying security.

iv. Purchasing an Investment for a Fund that is a Personal Holding. An Investment Person may not purchase an investment for a Fund that is also a personal holding of the Investment Person or any other account covered by this Code, or the value of which is materially linked to a personal holding, unless the Investment Person has obtained prior approval from his or her senior manager and the CCO.

v. Prohibition on Short-Term Profits. Investment Personnel are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendar days (“short-term profit”). This holding period also applies to all permitted options transactions; therefore, for example, an Investment Person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than 60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the Investment Person will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an Investment Person fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the Investment Person, and he or she would be required to disgorge any profit. Transactions not required to be precleared will not be subject to this prohibition.

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4. Trading Restrictions for Independent Trustees. In lieu of the trading restrictions stated above in Section 4.1 above, Independent Trustees shall be subject to the following restrictions.

i. Restrictions on Purchases. No Independent Trustee may purchase any security which, to the Trustee’s knowledge at the time, is being purchased or is being considered for purchase by any Fund.

ii. Restrictions on Sales. No Independent Trustee may sell any security which, to the Trustee’s knowledge at the time, is being sold or is being considered for sale by any Fund.

iii. Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by Independent Trustees shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund.

5. Exempted Transactions/Securities. The Board has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 is designed to prevent; therefore, the restrictions set forth in this Code (including preclearance, prohibition on short-term profits and restricted periods) shall not apply. The reporting requirements, however, shall apply to the securities and transaction types set forth in this section.

i. Purchases or sales in an account over which the Access Person, Advisory Person or Investment Person has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

ii. Purchases or sales of direct obligations of the U.S. Government.

iii. Purchases or sales of open-end investment companies (including money market funds), variable annuities and unit investment trusts, other than Reportable Funds.

iv. Purchases or sales of bank certificates, bankers’ acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

v. Purchases or sales that are non-volitional on the part of the Access Person, Advisory Person or Investment Person (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without Access Person, Advisory Person or Investment Person consultation, to meet a margin call not met by the Access Person, Advisory or Investment Person).

vi. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

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vii. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

viii. Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices. Also exempted are exchange-traded securities which are representative of, or related closely in value to, these broad-based indices.

ix. The receipt of a bona fide gift of securities. Donations of securities, however, are not considered Exempted Transactions.

5.	REPORTING OBLIGATIONS

The Trust’s CCO shall furnish each Access Person with a copy of the Code upon such person becoming an Access Person and annually thereafter so that each such Access Person may certify, through a written acknowledgment, that he or she has read and understands said Code and recognizes that he or she is subject to the principles and provisions contained therein. In addition, the CCO shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, annual holdings reports, and annual certifications, as described below.

1. Access Persons. Each Access Person covered by the Code shall file the reports identified below with the CCO. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion. The requirements do not apply to securities acquired for accounts over which the Access Person has no direct or indirect control or influence.

i. Initial Holdings Report. Upon becoming an Access Person, all new Access Persons must disclose their personal securities holdings to the CCO within 10 days of becoming an Access Person. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. (Similarly, securities holdings of all new related accounts must be reported to the CCO within 10 days of the date that such account becomes related to the Access Person.) With respect to exempt securities referred to in Section 4 that do not require preclearance/reporting, Access Persons must nonetheless initially report those exempt securities defined in Section 4.5.vi-ix. (This reporting requirement does not apply to holdings that are the result of transactions in exempt securities as defined in Section 4.5.i-v.) The listing must contain the following information: (a) the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number; (b) the number of shares held; (c) the principal amount of the Covered Security; (d) the name of any broker, dealer or bank with whom the Access Person maintained an account in which the named Covered Securities were held; and (e) the date that the report is submitted to the Access Person.

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Within 10 days of commencement of becoming an Access Person, each Access Person shall file an Acknowledgement stating that he or she has read and understands the provisions of the Code.

ii. Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, each Access Person shall file a report stating the dates of transactions in any Covered Securities, along with the following information: (a) the date of the transaction; (b) the title of the Covered Security; (c) the nature of the transaction; (d) the price of the Covered Security at which the transaction was effected; (e) the name of any broker, dealer or bank with or through which the transaction was effected; (f) the date that the report is submitted by the Access Person; and (g) as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved.

Alternatively, an Access Person who provides broker trade confirmations or account statements that contain the aforementioned information to the CCO on an ongoing basis will be deemed to comply with this requirement. A separate quarterly transaction report will not be necessary. An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

iii. Annual Holdings Report. All Access Persons must submit an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. With respect to exempt securities which do not require preclearance/reporting, Access Persons must nonetheless annually report the holdings of those exempt securities that are defined in Section 4.5.vi-ix. (This reporting requirement, however, does not apply to exempt securities as defined in Section 4.5.i-v.)

The listing must contain the following information: (a) the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number; (b) the number of shares held; (c) the principal amount of the Covered Security; (d) the name of any broker, dealer or bank with whom the Access Person maintained an account in which the Covered Securities are held; and (e) the date that the report is submitted to the Access Person.

Alternatively, an Access Person who provides broker trade confirmations or account statements that contain the aforementioned information to the CCO on an ongoing basis may satisfy the annual holdings report requirement by annually confirming in writing the accuracy of the Trust record of information.

iv. Annual Certification of Compliance. All Access Persons must certify annually to the CCO that: (a) they have read and understand and agree to abide by this Code; (b) they have complied with all requirements of the Code except as otherwise notified by the CCO that they have not complied with certain of such requirements; and (c) they have reported all transactions required to be reported under the Code.

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v. Review of Transactions and Holdings Reports. All transactions reports and holdings reports are reviewed by the CCO.

vi. Investment Personnel. In addition to the reporting requirements set forth above, Investment Personnel must also submit duplicate confirmations and account statements to the CCO, either by (a) directing each brokerage firm or bank at which such persons maintain securities accounts to send simultaneous duplicate copies of such person’s confirmations and account statements to the CCO or (b) personally providing duplicate copies of all such confirmations and account statements directly to the CCO within 2 business days of receipt.

vii. Independent Trustees. Except for the requirements in Sections 5. 1.ii and 5.1.iv, as modified below, the aforementioned reporting requirements do not apply to Independent Trustees. An Independent Trustee need only provide a quarterly transaction report if the Trustee, at the time of a transaction, knew or, in the ordinary course of fulfilling the official duties of a Trustee of the Trust, should have known that, during the 15-day period immediately before or after the date of the transaction by the Trustee, the security was purchased or sold by any Fund or was being considered for purchase or sale by any Fund for which he or she is a Trustee. For any such transactions, Independent Trustees must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, name of broker/dealer through which the transaction was effected, and date that the report is being submitted by the Independent Trustee.

As described in Section 5.1.iv, Independent Trustees are required to certify annually to the CCO that (a) they have read and understand and agree to abide by this Code; (b) they have complied with all requirements of the Code, except as otherwise reported to the CCO that they have not complied with certain of such requirements; and (c) they have reported all transactions required to be reported under the Code.

6.	APPROVAL AND ADOPTION OF CODE OF ETHICS

The Board, including a majority of the Independent Trustees, has approved this Code. Additionally, any material changes to this Code must be approved by the Board within 6 months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act.

7.	REVIEW OF ANNUAL REPORTS

At least annually, the Trust must furnish to the Trust’s Board, and the Board must consider, a written report that (1) describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (2) certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

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8.	REVIEW AND ENFORCEMENT

Potential violations of the Code must be brought to the attention of the CCO or his designee. Potential violations will be investigated and, if appropriate, sanctions will be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the Access Person to the CCO that such Access Person would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the Access Person’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

9.	RECORDS

The Trust shall maintain records in the manner and to the extent set forth below, which may be maintained electronically or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, and shall be available for examination by representatives of the SEC.

1. A copy of the Code and any amendments thereto shall be preserved in an easily accessible place (including for 5 years after the Code or the amendment, as applicable, is no longer in effect).

2. A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than 5 years following the end of the fiscal year in which the violation occurs.

3. A record of all written acknowledgments from all Access Persons, as required by Section 5 of this Code, shall be preserved for not less than 5 years.

4. A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the Code shall be preserved for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place.

5. A list of all Access Persons who are, or within the past 5 years have been, required to make reports pursuant to the Code and all persons who are, or within the past 5 years have been, responsible for reviewing the reports, shall be maintained in an easily accessible place.

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6. A copy of each report of the Trust detailing any violations of the Code, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code shall be maintained for at least 5 years after the end of the fiscal year in which it was made, the first 2 years in an easily accessible place.

7. A copy of any decisions (and the reasons supporting the decisions), to approve the purchase of any transaction requiring preclearance shall be maintained for at least 5 years after the end of the fiscal year in which the approval is granted.

10.	APPROVAL, AMENDMENT AND INTERPRETATION OF PROVISIONS

This Code may be amended as necessary or appropriate with the approval of the Board.

This Code is subject to interpretation by the Board in its discretion.

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REALTY CAPITAL INCOME FUNDS TRUST

CODE OF ETHICS

INITIAL REPORT

1.	I hereby acknowledge the receipt of a copy of the Code of Ethics.

2.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”

3.	As of the date below, I had a direct and indirect beneficial ownership in the following securities:

Name of Security or Ticker Symbol or CUSIP Number	Type of Security	Number of Shares	Principal Amount	Type of Interest (Direct or Indirect)

1.	I hereby represent that I maintain account(s), as of the date this report is submitted, in which securities are held for my direct or indirect benefit, with the brokers, dealers or banks listed below:

Name of Broker, Dealer or Bank with Whom Account Maintained	Date Established

This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed.

Date:	Signature:

Printed Name:

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CODE OF ETHICS

QUARTERLY REPORT

CALENDAR QUARTER ENDED ____/_____/____

During the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics:

Name of Security and Ticker Symbol or CUSIP Number	Date of Transaction	Number of Shares of Security	Interest Rate and Maturity Date (if applicable)	Principal Amount	Nature of Transaction (purchase, sale, other)	Price	Broker, Dealer or Bank Through Whom Effected

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control, and (ii) other transactions not required to be reported, and is not admission that I have or had any direct or indirect beneficial ownership in the securities listed.

I hereby represent that I established the brokerage accounts listed below, in which the securities were held during the quarter referenced above for my indirect or direct benefit:

Name of Broker, Dealer or Bank with Whom Account Maintained	Date Established

Date:	Signature:

Printed Name:

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CODE OF ETHICS

ANNUAL REPORT

YEAR ENDED DECEMBER 31, ____

1.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”

2.	I hereby certify that, during the year, I have complied with the requirements of the Code of Ethics and I have reported all securities transactions required to be reported pursuant to the Code of Ethics.

3.	As of December 31, ____, I had a direct or indirect beneficial ownership in the following securities:

Name of Security and Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount	Type of Interest (Direct or Indirect)	Broker, Dealer or Bank Through Whom Effected

1.	I hereby represent that I maintain account(s), with the brokers, dealers or banks listed below, in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank with Whom Account Maintained	Date Established

This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed.

Date:	Signature:

Printed Name:

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CODE OF ETHICS

LIST OF ACCESS PERSONS AND INVESTMENT PERSONNEL

Access Personnel	Reporting Personnel	Investment Personnel

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